Term Sheet No. 2013—CMTNH0091 Filed Pursuant to Rule 433 Registration No. 333-172562
Citigroup Inc. 11.00% Equity-Linked Notes Linked to the Common Stock of Micron Technology Company Term Sheet April 29, 2013

Issuer:	Citigroup Inc.
Underlying Equity:	Micron Technology Company
Sole Manager:	Citigroup Global Markets Inc.
Offering:	11.0 % Equity Linked Note (the “Notes”).
Offering Size:	USD 9,999,997.25
Offering Price:	USD 9.3989
Units Issued:	1,063,954
Trade Date:	April 29, 2013
Issue Date:	May 2, 2013
Valuation Date:	October 29, 2013
Maturity Date:	November 1, 2013
Payment Days:	New York
Coupon:	11.0% per annum payable quarterly (30/360 day count convention)
Coupon Payment Dates:
August 1, 2013; November 1, 2013.

Any coupon payment on the Notes required to be made on a date that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date.

Initial Equity Value:	USD 9.3989 to be determined at the close
Final Equity Value:	The closing value of the Underlying Equity on the Valuation Date
Cap Price:	USD 11.2787 (120% of Offering Price)
Downside Threshold:	USD 7.9891 (85% of Offering Price)
Equity Ratio:	1.0 share of the Underlying Equity for each buy-write of USD 9.3989 principal amount with any fractional shares to be paid in cash
Payment at Maturity:	For each note of USD 9.3989:
(a)	If the Final Equity Value is greater than the Cap Price, then a cash amount equal to the product of the Equity Ratio and the Cap Price.
(b)	If the Final Equity Value is less than the Cap Price and greater than the Initial Equity Value and Underlying Equity Value is

Citigroup Inc. has filed a registration statement (including a prospectus, prospectus supplement and underlying supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.

Citigroup Inc. 11.00% Equity-Linked Notes Linked to the Common Stock of Micron Technology Company Term Sheet April 29, 2013

always above the Downside Threshold during the life of the trade, then a cash amount equal to the product of the Equity Ratio and the Final Equity Value, or at the option of the investor, the shares equivalent thereof (as calculated by taking the Payment at Maturity divided by the closing price of the Underlying Equity on the Valuation Date).
(c)	If the Final Equity Value is less than the Initial Equity Value and Underlying Equity Value is always above the Downside Threshold during the life of the trade, then a cash amount equal to the product of the Equity Ratio and the Initial Equity Value.
(d)	If the Final Equity Value is less than the Cap Value and Equity Value is ever below the Downside Threshold during the life of the trade, then a cash amount equal to the product of the Equity Ratio and the Final Equity Value, or at the option of the investor, the shares equivalent thereof (as calculated by taking the Payment at Maturity divided by the closing price of the Underlying Equity on the Valuation Date).
Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 9.3989.
Cusip / ISIN:	173095589 / US1730955895
Calculation Agent:	Citigroup Global Markets Inc.
Listing:	None
Settlement:	DTC
Notice:
The Notes represent obligation of Citigroup Inc. only and do not represent an obligation of or interest in MU or any of its affiliates. MU has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Inc. has filed a registration statement (including a prospectus, prospectus supplement and underlying supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.